Exhibit 99.1
February 28, 2007
Press Release
The Cronos Group Agrees
To Be Acquired For $16.00 Per Share
Luxembourg — (Business Wire) — February 28, 2007 —The Cronos Group (Nasdaq: CRNS) announced today that it has entered into a definitive asset purchase agreement with CRX Acquisition Ltd. (“CRX”), a newly-formed company to be owned by certain members of Cronos’ current management team, FB Transportation Capital LLC (“FB Transportation”) and third-party investors. Under the agreement, CRX will purchase all of Cronos’ assets and assume all of Cronos’ liabilities for a purchase price equal to $16.00 per share, determined on a fully-diluted basis. The purchase price totals approximately $133.7 million.
In connection with the sale, FB Transportation will purchase the majority of CRX’s owned marine cargo container assets acquired from Cronos. CRX will manage these assets and other marine container assets owned by third parties. CRX will be managed by Cronos’ current management team.
The assets sale and related matters are subject to approval by Cronos’ shareholders, the obtaining of certain third-party consents, and other customary closing conditions. The acquisition is not subject to any financing contingency. Cronos anticipates completion of the sale during the summer of this year.
The Board of Directors of Cronos has unanimously approved the sale and recommends that Cronos’ shareholders approve the transaction at a special meeting of shareholders to be called to consider the transaction.
Dennis J. Tietz (Chief Executive Officer and Chairman of the Board of Cronos), Peter J. Younger (President, Chief Operating Officer, and a director of Cronos), and S. Nicholas Walker, a director of Cronos, have entered into support agreements with CRX to vote their shares (including shares owned by affiliated entities), representing 19% of Cronos’ outstanding shares, in favor of the transaction.
As noted above, certain members of Cronos’ senior management will continue as the senior management of CRX, and Peter J. Younger will become CRX’s Chief Executive Officer.
Dennis J. Tietz, Chairman and CEO of Cronos, stated: “Cronos is pleased to announce its agreement with CRX to sell the Company for a purchase price equal to $16.00 per share. This transaction represents the culmination of Cronos’ efforts, begun in March 1999, when I assumed the position of Chairman and CEO, to stabilize and grow the Company, rationalize our debt structure, and broaden our product lines. In March of 1999, our stock was trading at $4.79 per share. The subsequent increase in the price of our shares reflects our success in achieving our objectives and our shareholders’ confidence in the Company.

“Cronos’ return to profitability and this transaction could not have happened without the support and guidance of our Board of Directors, the dedication and hard work of Cronos’ employees, and the support of our lenders, suppliers and customers.”
Cronos was advised by Raymond James & Associates, Inc. and Greene Radovsky Maloney Share & Hennigh LLP.
CRX was advised by Fortis Securities LLC and Mayer, Brown, Rowe & Maw LLP.
The Assets Sale And Proposed Liquidation
Under the asset purchase agreement, Cronos will sell all of its assets to CRX for approximately $133.7 million in cash, and CRX will assume all of Cronos’ liabilities. CRX’s obligations under the agreement are supported by FB Transportation and a guaranty from Fortis Bank S.A./N.V. Cayman Islands Branch. The purchase price was negotiated to permit a distribution to the shareholders of Cronos, in the liquidation of Cronos, equal to $16.00 per share, without interest.
Cronos plans to file a proxy statement and a Schedule 13E-3 transaction statement with the SEC containing more detailed information about the proposed assets sale and other elements of the plan for the liquidation and dissolution of Cronos following the assets sale. Following SEC review of the proxy statement and Schedule 13E-3, Cronos will schedule the extraordinary meetings of its shareholders required under Luxembourg law and distribute the proxy statement.
About Cronos
Cronos (www.cronos.com) is one of the world’s leading lessors of intermodal containers, owning and managing a fleet of over 440,000 TEU (twenty-foot equivalent units). The diversified Cronos fleet of dry cargo, refrigerated and other specialized containers is leased to a customer base of over 450 ocean carriers and transport operators around the world. Cronos provides container-leasing services through an integrated network of offices using state-of-the-art information technology.
About Fortis Merchant Banking
FB Transportation Capital LLC is an affiliate of Fortis Merchant Banking. Merchant Banking is Fortis’ internationally operated wholesale bank with over 5,000 professionals. Fortis Merchant Banking provides a wide range of financial products and services for the needs of corporate clients and institutional investors. In the U.S., Fortis Merchant Banking is active in global markets and banking activities, and builds on its longstanding expertise in the energy, commodities and transportation sectors. It has offices in New York, Stamford, Jersey City, Denver, San Francisco, Chicago, Dallas, Houston and Calgary. More information is available on www.merchantbanking.fortis.com.

For further information, please contact:
Cronos:

Dennis J. Tietz
Chairman and
Chief Executive Officer
(415) 677-8990
ir@cronos.com
Notice To Investors
This press release contains forward-looking statements concerning, among other things, Cronos’ future prospects, including (1) Cronos’ ability to consummate the sale of its assets to CRX under the asset purchase agreement; (2) Cronos’ ability to continue to manage and expand its container leasing business pending shareholder consideration of the asset purchase agreement and related matters; and (3) Cronos’ ability to renew and expand its existing lines of credit for the purchase of containers, which Cronos anticipates will be fully drawn upon by the end of March 2007. These statements are based upon certain assumptions that Cronos cannot control and involve risks and uncertainties that could cause actual results to differ from those anticipated. These statements should be understood in light of the risk factors set forth in Cronos’ filings with the SEC, including those factors set forth in Cronos’ 10-K report for the year ended December 31, 2005, and from time to time in Cronos’ periodic filings with the SEC. Except as otherwise required under Federal securities laws and the rules and regulations of the SEC, Cronos does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions, or otherwise.
Additional Information About The Transactions
The proxy statement referred to above will be sent to Cronos’ shareholders in anticipation of the extraordinary meetings of shareholders called to consider the transactions contemplated by the asset purchase agreement. Shareholders may obtain a free copy of the definitive proxy statement and other documents filed by Cronos with the SEC, including the Schedule 13E-3, with the SEC at the SEC’s website at www.sec.gov, or by directing a request to Cronos as specified above.
Participants In The Transactions
Cronos and its directors and executive officers may be considered participants in the solicitation of proxies from Cronos’ shareholders in connection with the proposed transactions. Information about the directors and executive officers of Cronos, and their ownership of Cronos’ common shares, is set forth in the definitive proxy statement for Cronos’ 2006 annual meeting of shareholders, dated April 25, 2006. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement for the 2007 meetings of shareholders when it becomes available.

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